Exhibit 10.1
TRADE NAME AND TRADEMARK AGREEMENT
AGREEMENT, dated May 6, 2008, effective as of July 2, 2007, among PENSKE AUTOMOTIVE GROUP, INC. (formerly UNITED AUTO GROUP, INC.), a Delaware corporation (“PAG”); and PENSKE SYSTEM, INC., a Delaware corporation (“Penske System”).
WHEREAS, Penske System owns certain trademarks, service marks, trade names, logos, emblems and other indicia of origin (the “Proprietary Marks”), including the name and mark “PENSKE AUTOMOTIVE GROUP” (the “Licensed Name”), which are owned exclusively by Penske System, and which Penske System has the exclusive right to use and the exclusive right to grant licenses to others to use; and
WHEREAS, PAG and its Subsidiaries desire to use the Licensed Name and certain derivatives thereof listed on Annex A hereto (the “Trade Name”, and, together with the Licensed Name, the “Name”); and
WHEREAS, the directors and shareholders of PAG, including the affiliates of Penske System owning shares of PAG, have approved an amendment to the Certificate of Incorporation of PAG changing the name of PAG to Penske Automotive Group, Inc., which amendment was effective July 2, 2007; and
NOW, THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other party set forth herein, the sufficiency of which is hereby acknowledged, mutually agree as follows:
1. Rights.
1.1 Grant. Subject to the terms and conditions of this Agreement, Penske System hereby grants to PAG and its Subsidiaries a non-exclusive license (except as set forth in Section 1.3) to use the Name. The services in connection with which the Name are used shall be limited to PAG’s and its Subsidiaries’ activities in the business of operating retail new and used vehicle automotive dealerships, offering the vehicle manufacturer products, operating vehicle collision repair facilities and any other business currently conducted by PAG (to the extent so conducted) and, upon Penske System consent, which shall not be unreasonably withheld, ancillary business reasonably related thereto (the “Business”).
1.2 Manner, Form and Quality of Use.
(A) So long as Penske Corporation (“PC”), Penske Automotive Holdings Corp. (“PHC”) and/or other business entities controlled by Penske Corporation (the “Penske Entities”) own, directly or indirectly, in the aggregate, on a fully diluted basis, at least twenty percent (20%) of the voting stock of PAG (the “Minimum Shareholding”), and PAG owns at least, directly or indirectly, fifty percent (50%) of the voting stock of the subsidiary or a lesser percentage, agreed to in writing by Penske System (in each case, a “Subsidiary”), PAG and its Subsidiaries shall each have the right to use the Name. Penske System agrees that any current subsidiaries the voting stock of which PAG owns less than 50% shall be considered a “Subsidiary” as long as PAG maintains its current ownership interest and operating control of such Subsidiary. If at any time the Penske Entities no longer own the Minimum Shareholding, any and all such use shall cease in accordance with the provisions of Section 5.
(B) The Name may be used by PAG and its Subsidiaries only in the following form: “Penske Automotive Group, Inc.” and in the forms set out on Annex A, which Annex A may be amended from time to time by addition hereto of a new Annex A.

(C) PAG and its Subsidiaries shall use only the Name and the Proprietary Marks authorized hereunder, and only in the manner permitted hereunder.
(D) The Name may: (i) subject to the rights of landlords and other third parties, be used and appear prominently on or at PAG’s real estate facilities, premises, garages, locations, offices, signs, vehicles, fixtures, furniture, appliances, equipment, uniforms and other appropriate places and articles in connection with PAG’s business; (ii) be printed on all letterhead, envelopes, business cards, invoices, and all other stationery of PAG, and (iii) be used in all advertising, sales and promotional material published by PAG. Any and all other use, and the format thereof, shall be subject to Penske System’s prior approval, based upon Penske System’s receipt of samples of any such proposed use and which have not been prepared or previously approved by Penske System. If written disapproval thereof is not received within ten (10) days of mailing or personal presentation, Penske System shall be deemed to have given the required approval.
(E) In addition to using the Name, PAG may use the Proprietary Marks in the various respects as provided in Section 1.2.B hereof, as an emblem or logo, strictly in accordance with the form (including colors) and manner approved by Penske System; it being understood that the Name and the Proprietary Marks in any format may not, in any event, be used in such a manner as to touch physically the name and mark of any third person, or otherwise be combined, connected or integrated so as to form a composite mark containing any other name, word, term, design or symbol, or combination thereof, which is not owned by Penske System, except in each case as set forth on Annex A.
(F) The services in connection with which the Licensed Name and Proprietary Marks are used by PAG and Subsidiary shall be limited to the business set forth in Section 1.1 hereof.
1.3 Rights Reserved. Penske System reserved the absolute right to use and to grant others the right to use the “PENSKE” name and any other intellectual property utilizing the name and mark “PENSKE” in any form, alone or in association with any name or mark, other than “PENSKE AUTOMOTIVE GROUP, “PENSKE AUTOMOTIVE”, “PENSKEAUTO” or “PENSKE AUTO”, and the other names noted on Annex A for any purpose whatsoever. Penske System shall cause its affiliates to take steps as soon as possible to cease, terminate, and withdraw all further use of the Name on its stationery, premises, vehicles, signs, websites and other facilities, and all articles, places and things where it has appeared or been used.
1.4 Quality. The business operations of PAG and its Subsidiaries, in connection with which the Name and the Proprietary Marks are used, shall be of a quality comparable to and be conducted in accordance with the same standards and in conformity with the requirements related to the use of the Proprietary Marks by Penske System.
2. Payment by PAG and Subsidiary. In consideration of the rights granted by Penske System to PAG hereunder, PAG shall pay Penske System an annual fee of $50,000.00, payable in cash on June 1 of each year (the “Payment Date”), commencing June 1, 2008.
3. Inspection. Penske System shall have the right, in order to assure itself that the provisions of this Agreement are being observed:
(A) To request and receive from PAG from time to time samples or photographs showing representative examples of the ways in which the Name is then being displayed; and

(B) To make reasonable inspections from time to time of PAG and its Subsidiary physical premises and facilities, including the Subsidiary’s automobile franchise agreement(s).
4. Ownership. PAG and its Subsidiaries jointly and severally warrant and confirm Penske System’s ownership of all right, title and interest in and to the Name, and the Proprietary Marks, and PAG and its Subsidiaries each agree that they do not have any right, title or interest, nor will they claim any right, title or interest, of ownership or otherwise in and to the Name or the Proprietary Marks, other than the right to the use thereof as provided herein. Penske System shall have the right, in its reasonable discretion, through counsel of its own choice and at PAG’s expense to take such steps as may be necessary or appropriate to preserve and protect the Name as used hereunder. PAG and Subsidiary each agree to cooperate fully with Penske System in this regard and to join in any action which Penske System may elect to take. PAG and its Subsidiaries shall also comply, at their expense, with Penske System’s reasonable instructions in filing and maintaining requisite trade name or fictitious name registrations related to their use of the Name, and shall execute any documents reasonably deemed necessary by Penske System to obtain protection for the Name or to maintain its continued validity and enforceability, which shall include reasonable protections in foreign jurisdictions in which PAG and its Subsidiaries may use the Name.
5. Term. The term of this Agreement shall commence as of the date hereof and, subject to Section 6, shall automatically terminate twenty-four (24) months after the date that the Minimum Shareholding no longer exists or upon six (6) months written notice by PAG. Should the Minimum Shareholding cease to exist and PAG be in compliance with the terms of this Agreement, this Agreement shall, upon mutual agreement by PAG and Penske System, be amended so that (a) the annual fee payable by PAG to Penske System shall be changed and increased to an amount which shall be mutually agreed upon by PAG and Penske System, which annual fee shall be reflective of, and no less than, license fees then prevailing in the United States of America for similar brand licensed rights and (b) the term of this Agreement shall continue in accordance with its terms, as modified as a result of subsection (a) of this paragraph, for five (5) years after the date that the Minimum Shareholding no longer exists, subject to termination upon six (6) months written notice by PAG. If PAG and Penske System cannot agree upon the new annual license fees within ninety (90) days after the date Penske System has advised PAG that it requires such amendment to this Agreement, Penske System may at its option at any time thereafter terminate the Agreement upon sixty (60) days written notice to PAG and the term of this Agreement shall automatically terminate twenty-four (24) months after the date that the Minimum Shareholding no longer exists or upon six (6) months written notice by PAG.
6. Termination; Expiration.
6.1 Termination for Breach. If PAG or any Subsidiary should breach any provision of this Agreement in any material respect, including, without limitation, its failure to obtain Penske System’s prior approval of any proposed use of the Name, or the failure by PAG to make any payments required to be made by Section 2 hereof, Penske System shall have the right (in addition to such other rights as it may have under law or equity) to terminate this Agreement by giving thirty (30) days’ prior written notice thereof to PAG and the breaching Subsidiary, which notice shall specify the breach and intention to terminate if the breach has not been cured during such period. If such breach is not so cured within that period, this Agreement and all rights granted hereunder to PAG and all Subsidiaries shall terminate without further notice at the end of such period.
PAG and all Subsidiaries shall be deemed to be in default under this Agreement, and this Agreement and all rights granted hereunder shall automatically terminate without notice, if any of the following events occur:

(A) If PAG or any Subsidiary becomes insolvent or if PAG is dissolved; if a receiver or trustee for the business of either PAG or Subsidiary is appointed; or if PAG or Subsidiary files a voluntary petition in bankruptcy or an involuntary petition is filed by any other person, and said involuntary petition is not dismissed within sixty (60) days of filing; or
(B) If PAG or any Subsidiary attempts to transfer any rights under this Agreement in violation of this Agreement; or
(C) If PAG or any Subsidiary is convicted of a felony or any other crime or offense that is reasonably likely, in the sole opinion of Penske System, to adversely affect the Licensed Name, the Proprietary Marks, or Penske System’s interest herein.
6.2 Effect of Termination. Upon the termination of this Agreement for any reason, all rights granted to PAG and all Subsidiaries to use the Name shall terminate and PAG and all Subsidiaries shall immediately file or make its reasonable best efforts to cause to be filed an appropriate amendment to its Certificate of Incorporation and “fictitious name” filings removing the name “PENSKE” from such corporate and fictitious name, and it will not thereafter use any name which is similar to the Name. PAG and all Subsidiaries will also take such other steps as soon as reasonably practicable to cease, terminate and withdraw all further use of the Name on its stationery, premises, website, vehicles, signs and other facilities, and on all articles, places and things where it has appeared or been used. In addition to filing an appropriate amendment to its Certificate of Incorporation and its “fictitious name” filing, PAG and all Subsidiaries shall, as soon as practicable, file appropriate documents and take such other action to amend its certificates of qualification to do business in all states and other jurisdictions in which it does business, and other licenses and registrations, so as to remove the name “PENSKE” from its name and title and otherwise.
7. Indemnification.
(A) It is understood and agreed that nothing in this Agreement authorizes PAG or its Subsidiaries to make any contract, agreement, warranty or representation on behalf of Penske System or PHC or PC, or their subsidiaries or affiliates, including, but not limited to Penske Truck Leasing Corporation, Penske Truck Leasing Co., L.P., Penske Racing, Inc. and Penske Auto Centers LLC, or to incur any debt or other obligation in their name; and that Penske System, PHC, and PC and their respective subsidiaries and affiliates shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any related act or omission of PAG or its Subsidiaries hereunder, or any claim or payment arising therefrom against PAG or Subsidiaries.
(B) PAG and its Subsidiaries shall jointly and severally indemnify and hold Penske System, PHC, and PC and their respective subsidiaries and affiliates harmless from and against any and all liabilities, claims, actions, fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising out of, caused by or connected directly or indirectly with, the breach or non-performance by PAG and its Subsidiaries of its obligations hereunder, as well as the use of the name “PENSKE” and the Name hereunder by PAG or its Subsidiaries.

8. Miscellaneous.
8.1 Entire Agreement; Modifications. This Agreement and the Exhibit(s) annexed hereto contain all of the terms and conditions of the agreement between the parties concerning the subject matter hereof and supersede all previous commitments and understandings concerning the same. There are no verbal commitments, representations or warranties which have not been embodied in this Agreement. The terms of this Agreement and Exhibit(s) may not be modified or changed, except by an express statement in writing signed on behalf of each party by a duly authorized officer and referring specifically to the Agreement and Exhibit.
8.2 Assignment. PAG or its Subsidiaries may not assign or sublicense any of its rights or delegate any of its duties under this Agreement, by operation of law or otherwise, without the express written prior consent of Penske System. Any attempted or purported assignment or sublicensing in violation of this Section 8.2 shall be void and shall be an event of default under Section 6 hereof.
8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
8.4 Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
8.5 Notices. Any notice or other communication given hereunder shall be deemed properly given if mailed by registered or certified mail to the parties at the following address (or at any substitute address which any party may specify by such notice):

To Penske System:	Penske System, Inc. 1105 North Market Street Suite 1300 Wilmington, Delaware 19801 Attention: President

With a copy to:	Penske Corporation 2555 Telegraph Road Bloomfield Hills, MI 48043 Attn: Executive Vice President and General Counsel

To PAG or its Subsidiaries:	Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48043 Attn: Chairman of the Board

With a copy to:	Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48043 Attn: General Counsel
8.6 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have duly executed these premises as of the day and year first above written in this Agreement.

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/ Robert T. O’Shaughnessy
Title:	Chief Financial Officer

PENSKE SYSTEM, INC.

By:	/s/ J. Patrick Conroy
Title:	Executive Vice President

Annex A — Derivative Names
Penske Automotive
PenskeAuto
Penske Auto
Penske Wynn Ferrari Maserati
Penske Honda
Penske Chevrolet
Penske Cadillac Hummer South Bay
                    , a Penske Automotive dealership
Penske Rapid Repair
Penske Direct
Penske Wholesale Outlet